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                                                                     EXHIBIT 3.1


                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                                 MEDICALCV, INC.
                           (F/K/A C V DYNAMICS, INC.)

         The following restated Articles of Incorporation of MedicalCV, Inc. were duly approved by the board of directors and the shareholders of said corporation pursuant to Chapter 302A, Minnesota Statutes.

                                    ARTICLE 1

         NAME:  The name of this Corporation shall be MedicalCV, Inc.

                                    ARTICLE 2

         REGISTERED OFFICE: The address of the Corporation's registered office in the State of Minnesota is 9605 West Jefferson Trail, Inver Grove Heights, Minnesota 55077.

                                    ARTICLE 3

         AUTHORIZED SHARES: The total authorized shares of all classes which the Corporation shall have authority to issue is 100,000,000, consisting of:
5,000,000 shares of preferred stock of the par value of one cent ($0.01) per share (hereinafter the "preferred stock"); and 95,000,000 shares of common stock of the par value of one cent ($0.01) per share (hereinafter the "common stock").

         3.1 Shares of preferred stock of the Corporation may be issued from time to time in one or more series, each of which series shall have such designation or title and such number of shares shall be fixed by the Board of Directors prior to the issuance of any shares hereof. Each such series of preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions, as shall be stated and expressed in the resolution or resolutions of the Board of Directors providing for the issue of such series of preferred stock pursuant to the authority hereby expressly vested in such board to the full extent permitted by the Act. The Board of Directors is further authorized to increase or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock subsequent to the issuance of shares of that series.

         3.2 Except as provided in the resolution or resolutions of the Board of Directors creating any series of preferred stock, the shares of common stock and the shares of no par common stock shall have the exclusive right to vote together, without regard to class, on a noncumulative basis, for the election and removal of directors and for all other purposes. Each holder of shares of common stock and each holder of shares of no par common stock shall be entitled to one vote for each share held.

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         3.3 The Board of Directors shall have the authority to issue shares of a class or series, shares of which may then be outstanding, to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

         3.4 The Board of Directors is authorized to accept and reject subscriptions for and to dispose of authorized shares of the Corporation, including the granting of stock options, warrants and other rights to purchase shares, without action by the shareholders and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by the Act, as amended.

         3.5 The Board of Directors is authorized to issue, sell or otherwise dispose of bonds, debentures, certificates of indebtedness and other securities, including those convertible into shares of stock, without action by the shareholders and for such consideration and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by the Act, as amended.

                                    ARTICLE 4

         CERTAIN SHAREHOLDER RIGHTS: Shareholders shall have no preemptive rights to purchase, subscribe for or otherwise acquire any new or additional securities of the Corporation. No shareholder shall be entitled to any cumulative voting rights.

                                    ARTICLE 5

         WRITTEN ACTION BY BOARD: An action required or permitted to be taken by the Board of Directors of this Corporation may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors are present except as to those matters which require shareholder approval, in which case the written action must be signed by all members of the Board of Directors.

                                    ARTICLE 6

         NONLIABILITY OF DIRECTORS FOR CERTAIN ACTIONS: To the full extent permitted by the Minnesota Business Corporation Act, Minnesota Statutes, Chapter 302A, as it exists on the date hereof or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         I certify that I am authorized to execute Restated Articles of Incorporation and further certify that by signing this document I am subject to the penalties of perjury as set forth in Minnesota Statutes, Section 609.48 as if I had signed this document under oath.

         IN WITNESS WHEREOF, I have hereunto set my hand this 14th day of August, 2001.

                                         /s/ Blair P. Mowery
                                         --------------------------------------
                                         Blair P. Mowery
                                         President and Chief Executive Officer


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